Exhibit 99.1 Press Release

Visual Networks                          Visual Networks
Angela Tandy                             Mara G. Radis
Director, Investor Relations             Director, Public Relations
301.296.2741                             301.296.2728
atandy@visualnetworks.com                mradis@visualnetworks.com

               Visual Networks Continues Cost Reduction Initiative

        Company Reiterates Fourth Quarter Revenue and Net Income Guidance

Rockville, MD, November 20, 2002 - Visual Networks (NASDAQ: VNWK), the leading provider of performance management solutions for wide area communications networks and services, today announced that it would reduce its company-wide workforce by 21 people as part of a previously announced effort to reduce costs and improve efficiencies. This action reflects an initiative by the company to consolidate and combine certain job functions and will be completed by December 31, 2002.

"The action we are taking today is part of our stated initiative of continuing to look for improvements and efficiencies within our business," said Peter Minihane, Visual Networks' interim president and CEO. "While painful and unfortunate, we believe these proactive steps will allow us to maintain and improve profitability into 2003," continued Minihane.

Visual Networks also announced today that they are reiterating previously stated guidance for the fourth quarter ended December 31, 2002 of $14.5 to $15.0 million in revenue and $0.01 - $0.03 in earnings per share.

Note To Investors:
This press release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding Visual Networks and its subsidiaries. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

Visual Networks assumes no obligation to update the information contained in this press release. Visual Networks' future results may be impacted by risks associated with its accumulated deficit, its dependence upon network service providers, its dependence on its sole-source subcontract manufacturer, substantial fixed operating costs, possible substantial dilution to its common stock holders, its dependence on sales to key customers, its failure to maintain the Nasdaq listing requirements, potential triggering of the early repayment of its debentures, the downturn in the telecommunications industry, its long sales cycle, improvements to the infrastructure of the Internet, rapid technological change and the emerging services market, growing competition from several market segments, errors in its products, its dependence upon sole and limited source suppliers and fluctuations in component pricing, potential claims of patent infringement by third parties, its possible

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failure to protect its intellectual property rights, its dependence upon key employees, its ability to retain employees, the defense of purported class action lawsuits, future acquisitions, and its anti-takeover protections. In addition, the current and potential military actions being taken by the United States and its allies have created substantial economic and political uncertainties that could have an adverse effect on Visual Networks' business.

Visual Networks' future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Qs and its Annual Report on Form 10-K.


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